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                                                                    EXHIBIT 4.1


                                AMENDMENT NO. 2
                                       to
                AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

         THIS AMENDMENT NO. 2 entered into as of May 4, 2000 (this "Amendment"), among CMI INDUSTRIES, INC., a Delaware corporation (the "Borrower"), the financial institutions party to the Loan Agreement (as hereinafter defined) from time to time (the "Lenders") and FLEET CAPITAL CORPORATION, a Rhode Island corporation, as agent for the Lenders (the "Agent").

                             PRELIMINARY STATEMENT

         The Borrower, the Lenders and the Agent are parties to the Amended and Restated Loan and Security Agreement dated as of May 28, 1999 (as amended and in effect, the "Loan Agreement"; unless otherwise defined herein, capitalized terms used herein have the meanings ascribed to them in the Loan Agreement). In connection with the sale by the Borrower of certain assets of the furniture division of Chatham Fabrics, LLC to Interface Fabrics Group, Inc. (the "Chatham Asset Sale"), the Borrower has requested and the Lenders have agreed to make certain modifications to the Loan Agreement. In addition, effective March 15, 2000, Fleet National Bank, formerly BankBoston, N.A., assigned to FCC, and FCC purchased and assumed from Fleet National Bank, an interest in and to 100% of Fleet National Bank's rights and obligations as a Lender under the Loan Agreement. In connection with such assignment, Fleet National Bank resigned as Agent under the Loan Agreement and FCC was appointed successor Agent thereunder. For the convenience of the parties, the parties have further agreed to amend the Loan Agreement in certain respects to reflect the foregoing changes, all upon and subject to all of the terms and conditions hereinafter set forth.

                             STATEMENT OF AGREEMENT

         NOW, THEREFORE, in consideration of the Loan Agreement, the Loans made by the Lenders and outstanding thereunder, the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

         Section 1. AMENDMENT TO LOAN AGREEMENT PROVISIONS. Effective in accordance with Section 3 hereof, the Loan Agreement is hereby amended by

         (a) amending Appendix I referred to in Section 1.1 Definitions by substituting the following definitions for the corresponding definitions currently appearing therein:

                  "Agent" means FCC in its capacity as agent for the Lenders and any


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successor agent appointed pursuant to Section 13.9 hereof.

         "Base Rate" means a fluctuating interest rate per annum equal to the higher from time to time of: (i) the rate of interest announced or quoted by Fleet Bank from time to time as its prime rate for commercial loans, which rate might not be the lowest rate charged by Fleet Bank, and, if such prime rate for commercial loans is discontinued by Fleet Bank as a standard, a comparable reference rate designated by Fleet Bank as a substitute therefor, and (ii) a rate of interest equal to 0.5% above the Federal Funds Effective Rate.

         "Borrowing Base" means at any time an amount equal to the sum of:

         (a) eighty-five percent (85%) of the face amount of Eligible Receivables of the Borrower due and owing at such time, plus

         (b)      as to Eligible Inventory,

                  (i) fifty percent (50%) of the lesser of cost, determined on a first-in-first-out or FIFO basis, and market value (as determined in accordance with GAAP) of finished goods inventory of the Borrower's Chatham Division (excluding any finished goods of Chatham Fabrics, LLC) at such time, plus (ii) sixty percent (60%) of the lesser of cost, determined on a first in, first out or FIFO basis, and market value (as determined in accordance with GAAP) of finished greige goods inventory of the Borrower at such time, plus (iii) seventy percent (70%) of the lesser of cost, determined on a first in, first out or FIFO basis and market value of raw baled fiber inventory of the Borrower at such time, plus (iv) fifty percent (50%) of the lesser of cost, determined on a first in, first out or FIFO basis and market value of other raw materials of the Borrower at such time, plus (v) fifty percent (50%) of the lesser of cost, determined on a first in, first out or FIFO basis and market value of uninspected finished fabric which is included in work in progress, less

         (c) the aggregate Stated Amount of all Letters of Credit outstanding at such time and the amount of any reimbursed Drawing under any Letters of Credit and (without duplication) unreimbursed payments under any related LC Support, less

         (d)      the Interest Rate Exposure Reserve, less

         (e)      the Swap Reserve.

The Agent may adjust the percentages set forth in clause (a) and clause (b) above if, as a result of an examination, on-site review or other audit of the Borrower's business


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performed by the Agent's in-house auditors from time to time, the Agent reasonably determines that the quality or collectibility of the Receivables or the Inventory is materially worse than the quality or collectibility as of the Agreement Date. Any such adjustment shall be proportionate to reflect the change in the Collateral quality or collectibility, and shall be reversed by the Agent if the condition of the Collateral subsequently improves so that the quality and collectibility of the Receivables or Inventory is comparable to the quality and collectibility as of the date hereof. The Agent shall give the Borrower 60 days' notice of any decrease in the percentages.

         "Clearing Bank" means Fleet Bank and any other banking institution with which an Agency Account has been established pursuant to an Agency Account Agreement.

         "Designated Deposit Account" means a deposit account or accounts maintained by the Borrower with Fleet Bank, or any other financial institution, as from time to time designated by the Borrower by written notice to the Agent.

         "EBITDA" means, with respect to any specified period of consecutive Fiscal Quarters, EBIT (excluding therefrom any net gain or loss arising out of any purchases of Senior Subordinated Notes or any asset sales occurring out of the ordinary course of business, provided that there shall also be excluded any related charges for taxes thereon) plus, without duplication, depreciation and amortization expense of the Borrower and its consolidated Subsidiaries for such period, plus, for any such period that includes the second Fiscal Quarter of Fiscal Year 1999, an amount (such amount, the "Restructuring Charge") equal to the lesser of (i) the amount of the non-recurring restructuring charges actually recorded in such Fiscal Quarter minus the excess, if any, of such charges that are paid in cash over $1,000,000 (such excess, the "excess cash restructuring charge") and (ii) $10,000,000 minus the excess cash restructuring charge.

         "Eurodollar Rate" means for each Interest Period for each Eurodollar Loan a rate per annum equal to the rate per annum at which deposits in Dollars are offered to Fleet Bank by prime banks in the London interbank market at 10:00 a.m. two Business Days before the first day of such Interest Period in an amount approximately equal to the principal amount of such Eurodollar Loan and for a period approximately equal to such Interest Period, divided by the result of 1 minus the Eurodollar Reserve Percentage (expressed as a decimal).

         "Facing Bank" means either Fleet Bank or, so long as it is a Lender, Bank of America, N.A. (formerly NationsBank, N.A.).

         "Interest Rate Protection Agreement" means any interest rate swap, cap or collar agreement or similar arrangement between the Borrower and Fleet Bank or the Borrower


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and a Lender selected by the Borrower in its discretion providing for the transfer or mitigation of interest rate risks either generally or under specific contingencies.

         "IRPA Obligation" shall mean any amount due and owing by the Borrower to a Lender or Fleet Bank pursuant to an Interest Rate Protection Agreement.

         "IRPA Reserve" with respect to any Interest Rate Protection Agreement, means an amount equal to the Borrower's estimated contingent liability thereunder, as determined by Fleet Bank or the Lender that is the counterparty to such Interest Rate Protection Agreement in accordance with Fleet Bank's or such Lender's customary methodology for similar agreements.

         "Net Worth" means, with respect to any Person, such Person's total shareholder's equity (including capital stock, additional paid-in capital and retained earnings, after deducting treasury stock) which would appear as such on a balance sheet of such Person prepared in accordance with GAAP, but shall in no event include (a) subordinated debt or (b) any net gain or loss arising after April 2, 2000 out of any purchases of Senior Subordinated Notes or any asset sales occurring out of the ordinary course of business, provided that there shall also be excluded any related charges for taxes thereon.

         "Revolving Facility Amount" means $40,000,000, as reduced pursuant to the provisions of Section 2.6 of the Agreement, less the sum of (a) the Stated Amount of any outstanding Letter of Credit from time to time and the amount of any unreimbursed Drawing under any Letters of Credit and (without duplication) unreimbursed payments under any related LC Supports, (b) the Interest Rate Exposure Reserve and (c) the Swap Reserve.

         "Revolving Facility Percentage Amount" means: as to FCC, $22,400,000, and as to Bank of America, N.A., $17,600,000, or such other amount as may from time to time be reflected on the records of the Agent as a result of an assignment by a Lender pursuant to Section 14.9 hereof

         "Secured Obligations" means, in each case, whether now in existence or hereafter arising,

         (a) the principal of, and interest and premium, if any, on the Revolving Credit Loans,

         (b) the aggregate Stated Amount of all outstanding Letters of Credit,

         (c) the principal of, and interest and premium, if any, on the amounts drawn under any Letter of Credit or paid under any LC Support,


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         (d)      amounts due to any Lender or Fleet Bank under any Interest
Rate Protection Agreement or to any Swap Counterparty, and

         (e) all other indebtedness, loans, liabilities, financial accommodations, obligations, covenants and duties owing by the Borrower to the Lenders or to the Agent, of every kind, nature and description, direct or indirect, absolute or contingent, due or to become due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any note, and whether or not for the payment of money under or in respect of the Agreement, any Note, or any of the other Loan Documents.

         "Swap" means any derivative or capital markets transaction entered into between the Borrower and Fleet Bank or the Borrower and a Lender designed to maximize the total rate of return to the Borrower on a portion of the Senior Subordinated Notes through a combination of an interest rate swap and a hedge on the price of said Notes, PROVIDED THAT such hedging arrangements shall not cover more than $15,000,000 in aggregate principal amount of said Notes.

         "Swap Counterparty" means with respect to any Swap, Fleet Bank or the Lender party thereto, as applicable.

         (b) further amending Appendix I referred to in Section 1.1 Definitions by adding the following definitions in the appropriate alphabetical order:

         "Amendment No. 2 Effective Date" means the date upon which Amendment No. 2 to this Agreement shall have become effective by its terms.

         "FCC" means Fleet Capital Corporation, a Rhode Island corporation.

         "Fleet Bank" means Fleet National Bank (f/k/a BankBoston, N.A.), a national banking association, and the survivor of the merger of Fleet National Bank with and into BankBoston.

         "LC Support" means a Guaranty or other support agreement from FCC in favor of Fleet Bank as issuer of a Letter of Credit pursuant to which FCC shall Guarantee or otherwise assure the payment or performance by the Borrower with respect to reimbursement obligations of the Borrower in favor of Fleet Bank pursuant to Article 3 or pursuant to a reimbursement agreement with respect to amounts that have been drawn under Letters of Credit.

         (c) by amending Article 3 Letter of Credit to read in its entirety as follows:


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                                  ARTICLE III

                         LETTER OF CREDIT FACILITY AND
                      INTEREST RATE PROTECTION AGREEMENTS


                  SECTION 3.1 Letter of Credit Facility. Subject to the terms and conditions hereof, each Facing Bank severally agrees to issue (or in the case of Fleet Bank, FCC agrees to cause Fleet Bank to issue) for the account of the Borrower one or more documentary or standby nontransferable letters of credit, in form and substance satisfactory to the Designated Facing Bank (and if Fleet Bank is the Designated Facing Bank, then satisfactory also to FCC), in its sole discretion, from and including the Amendment No. 2 Effective Date to the Termination Date, up to a maximum aggregate Stated Amount at any one time outstanding equal to S5,000,000, provided. however, that the Stated Amount of any Letter of Credit issued pursuant to this Section
         3.1 shall not exceed the lesser of (a) the Revolving Facility Amount less all outstanding Revolving Credit Loans and (b) the Borrowing Base less all outstanding Revolving Credit Loans.

                  SECTION 3.2 Method of Issuance of Letters of Credit.

                  (a) The Borrower shall give the Agent and the Designated Facing Bank (and FCC, if Fleet Bank is the Designated Facing Bank) written notice or telephonic notice confirmed in writing at least five
         (5) Business Days prior to the requested Date of Issuance of a Letter of Credit. Such notice shall specify (i) the Stated Amount, (ii) the requested Date of Issuance, (iii) the Beneficiary and the address at which the Letter of Credit is to be delivered to the Beneficiary, (iv) the Expiration Date, which date shall not be later than five (5) days prior to the Termination Date, (v) a description of the stipulated documents, if any, against which payment under such Letter of Credit is conditioned, (vi) the anticipated Payment Date, which date shall not be later than five (5) days prior to the Termination Date, (vii) the name of the Designated Facing Bank, and (viii) a duly executed application and reimbursement agreement with respect to such Letter of Credit, in form and substance satisfactory to the Designated Facing Bank (and FCC, if Fleet Bank is the Designated Facing Bank), together with such other information the Designated Facing Bank (and FCC, if Fleet Bank is the Designated Facing Bank) shall reasonably request in connection with the issuance of such Letter of Credit.

                  (b) Provided the Borrower has given the notice prescribed by Section 3.2(a) and subject to the other terms and conditions of this Agreement, the Designated Facing Bank shall issue (or if Fleet Bank is the Designated Facing Bank, FCC shall cause Fleet Bank to issue) the Letter of Credit on the Date of Issuance for the benefit of the stipulated Beneficiary and the Designated Facing Bank shall thereafter deliver the original of such Letter of Credit to the Beneficiary at the address specified in such notice. The



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         Designated Facing Bank (or FCC, if Fleet Bank is the Designated Facing
         Bank) shall deliver a copy of each Letter of Credit to the Borrower and the Agent within a reasonable time after the Date of Issuance thereof and shall notify the Lenders in writing of the terms of the Letter of Credit.

          SECTION 3.3 Drawings; Interest Rate Protection Obligations.

                  (a) Upon a Drawing by a Beneficiary on a Letter of Credit or the occurrence of an IRPA Obligation, the Designated Facing Bank or the Agent, as the case may be, shall immediately notify the Lenders and the Borrower of such Drawing or IRPA Obligation. Such notice shall specify either (a) the Beneficiary, the Letter of Credit with the aggregate amount of the Drawing, or (b) the amount of any such IRPA Obligation.

                  (b) Each Lender severally agrees that it shall be unconditionally and irrevocably liable, without regard to the occurrence of any Default or Event of Default or any condition precedent whatsoever, to the extent of such Lender's Revolving Facility Percentage of the amount of any Drawing or payment under any LC Support or of any IRPA Obligation, to reimburse the Designated Facing Bank, FCC or the Agent, as the case may be, on demand, the amount of each Drawing paid by the Designated Facing Bank or (without duplication) the amount paid by FCC under any LC support or IRPA Obligation to the extent such amount is not reimbursed or paid by the Borrower pursuant to Section 3.4. Each Lender's obligation to reimburse the Designated Facing Bank or FCC or to pay the Agent, as the case may be, pursuant to this subsection shall not be affected or limited in any way by any circumstance, including without limitation,
         (i) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Designated Facing Bank, FCC, the Borrower, any Beneficiary of any Letter of Credit, the Agent, or any other Person whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default (including any Event of Default described in Section 12-1(g) or (h)); (iii) any adverse change in the condition (financial or otherwise) of the Borrower; (iv) any breach of this Agreement by the Borrower, the Agent, FCC or any other Lender; or
         (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. Each Lender's obligation to reimburse the Designated Facing Bank, FCC or the Agent, as the case may be, shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any reimbursement obligation of the Borrower is rescinded or must otherwise be restored or returned by the Designated Facing Bank, FCC or the Agent upon the occurrence of any event described in Section 12.1(g) or (h).

                  (c)      Each such payment made by a Lender pursuant to
         Section 3.3(b) shall be treated as the purchase by such Lender of a participating interest in the Borrower's reimbursement and payment obligations under Section 3.4 in an amount equal to such



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         payment. Each Lender, so long as it has made the payment required to be made by it pursuant to Section 3.3(b), shall share in accordance with its Revolving Facility Percentage in any interest which accrues pursuant to Section 3.4(a)(ii).

                  (d) If and to the extent that a Lender shall fail to make available to the Designated Facing Bank, FCC or the Agent, as the case may be, the amount required to be paid by such Lender pursuant to
         Section 3.3(b), (i) the Agent, FCC or the Designated Facing Bank, as the case may be, shall be subrogated to the rights under this Agreement of the Lender so failing to make available such amount to the extent of such failure and shall thereafter (until such defaulting Lender shall make such amount available) be entitled to the voting rights of such defaulting Lender under this Agreement and (ii) such unpaid or unreimbursed amount shall bear interest from the date of demand therefor until paid at the Base Rate for the account of the Designated Facing Bank, FCC or the Agent, as the case may be.

                  (e)      [Reserved]

                  (f) Neither the Designated Facing Bank, nor any of its directors, officers, agents, employees or counsel shall be liable for any action taken or omitted to be taken by it or them under or in connection with any Letter of Credit issued by the Designated Facing Bank, except for its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, such Designated Facing Bank: (a) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (b) makes no warranty or representation to any other Lender with respect to such Letter of Credit; and (c) except as otherwise provided in Section 3.3(b), shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, telecopy, cable or telex) delivered or given to it in connection with such Letter of Credit believed by it to be genuine and signed or sent by the proper party or parties. In determining whether to pay under any LC Support, FCC shall have no obligation to any Lender to confirm that Fleet Bank acted properly in honoring any Drawing under any related Letter of Credit and shall be entitled to rely on Fleet Bank's demand for payment as sufficient evidence as Fleet Bank's entitlement thereto.

                  (g) Each other Lender expressly acknowledges that neither the Designated Facing Bank nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates has made, or will make, any representations or warranties to such Lender and that no act by the Designated Facing Bank hereafter taken, including any review of the affairs of the Borrower, shall be deemed to constitute any representation or warranty by



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         the Designated Facing Bank to any Lender. Each other Lender acknowledges that it has, independently and without reliance upon the Designated Facing Bank, and based on the financial statements of the Borrower, its review of the Loan Documents, the legal opinions required to be delivered to it hereunder, the advice of its own counsel and such other documents and information as it has deemed appropriate, made its own credit and legal analysis and decision to enter into this Agreement and the transactions contemplated hereby.

                  (h) The other Lenders agree to indemnify the Designated Facing Bank (and FCC, if Fleet Bank is the Designated Facing Bank) and the Agent (to the extent not reimbursed by the Borrower, and without limiting the obligation of the Borrower to do so) pro rata in accordance with the Lenders' respective Revolving Facility Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against the Designated Facing Bank, FCC or the Agent in any way relating to or arising out of each Letter of Credit issued by the Designated Facing Bank or any action taken or omitted by the Designated Facing Bank, FCC or the Agent; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the gross negligence or willful misconduct of the Designated Facing Bank, FCC or the Agent. Without limiting the generality of the foregoing, each Lender agrees to reimburse the Designated Facing Bank, FCC or the Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including reasonable counsel fees) incurred by the Designated Facing Bank, FCC or the Agent in connection with the administration or enforcement of, or legal advice with respect to the rights or responsibilities of the parties under, each Letter of Credit issued by the Designated Facing Bank, to the extent that such Designated Facing Bank, FCC or the Agent is not reimbursed for such expenses by the Borrower. The agreements in this Section shall survive the termination of this Agreement.

                  (i) The failure of any Lender to honor its obligations hereunder or under a Letter of Credit shall not relieve any other Lender of its duty to honor its obligations hereunder or under a Letter of Credit.

                  SECTION 3.4 Letter of Credit Reimbursement; LC Support Reimbursement; IRPA Obligation Reimbursement.

                  (a) The Borrower hereby agrees to pay to the Agent for the account of the Agent, FCC or the Designated Facing Bank, as applicable, in the manner provided in Section 4.4:



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                           (i)      On each Payment Date, an amount equal to
                  the amount paid by the Designated Facing Bank under any Letter of Credit (or (without duplication) an amount equal to the amount paid by FCC under any related LC Support) plus associated fees and charges and an amount equal to the IRPA Obligation plus associated fees and charges; and

                           (ii) If any Drawing, payment under any LC Support or any IRPA Obligation is reimbursed to the Agent for its own account or the account of FCC or the Designated Facing Bank after 2:00 p.m. (Boston time) on the Payment Date, interest on any and all amounts required to be paid pursuant to the immediately preceding clause (i), from and after the due date thereof until paid in full, payable on demand, at an annual rate of interest equal to the Base Rate plus two (2) percent.

                  (b) If the Borrower fails to make the payment required by Section 3.4(a)(i), and if the conditions set forth in Section 5.2 have been fulfilled and sufficient funds are available within the limits of the amount of Revolving Credit Loans that may be borrowed as provided in Section 2.1, then the Borrower shall be deemed to have requested a Revolving Credit Loan in accordance with the provisions of
         Section 2.2(a)(iii) the proceeds of which the Lenders shall be deemed to have disbursed by making available to the Designated Facing Bank, FCC or the Agent, as the case may be, the amounts required under
         Section 3.3(b). Such Revolving Credit Loan shall initially be a Base Rate Loan. In the event a Revolving Credit Loan is advanced in the amounts required under Section 3.3(b), the Borrower's failure to have made the direct payment required by Section 3.4(a)(i) shall not be deemed a Default.

                  (c) The obligation of the Borrower under this Section to repay the Designated Facing Bank for a Drawing under a Letter of Credit, to repay FCC for its payment under any LC Support and to pay the Agent for an IRPA Obligation shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under A circumstances whatsoever, including without limitation, the following circumstances:

                           (i) any lack of validity or enforceability of all or any of this Agreement, any of the other Loan Documents or any Interest Rate Protection Agreement, document, instrument or agreement evidencing or relating to the underlying transaction between the Borrower and the Agent or the Borrower and the Beneficiary of such Letter of Credit (all of the foregoing, collectively the "Related Documents"),



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                  (ii)     any amendment or waiver of or any consent to or
         departure from the terms of the Related Documents,

                   (iii) the existence of any claim, set-off, defense or other rights which the Borrower may have at any time against such Beneficiary, any Lender, the Agent, the Designated Facing Bank or any other Person, whether in connection with the Related Documents or any unrelated transaction,

                   (iv) any statement or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever,

                   (v) payment by the Designated Facing Bank under such Letter of Credit against presentation of a sight draft or certificate which does not comply with the terms of such Letter of Credit, and

                   (vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

         SECTION 3.5 Supporting Letter of Credit; Cash Collateral Account.

         In connection with any proposed reduction of the Revolving Credit Facility contemplated by Section 2.6 to an amount which, after deducting the Interest Rate Protection Reserve and the Swap Reserve is less than the aggregate Stated Amount of all Letters of Credit outstanding and the amount of any unreimbursed Drawings under Letters of Credit and unreimbursed payments under LC Supports, or in addition to the rights provided in Section 12.2, if, notwithstanding the provisions of Section 3.2, any Letter of Credit is outstanding on the Termination Date, then on or prior to the Termination Date, the Borrower shall promptly on demand by the Agent, deposit with the Agent, for the ratable benefit of the Lenders, with respect to each Letter of Credit then outstanding, as the Agent shall specify, either (a) a standby letter of credit (a "Supporting Letter of Credit") in form and substance satisfactory to the Agent and the Designated Facing Bank (and if Fleet Bank is the Designated Facing Bank, then satisfactory also to FCC) issued by an issuer satisfactory to each of the Agent, the Designated Facing Bank and FCC, as appropriate, in its sole and absolute judgment, in an amount equal to 105% of the greatest amount for which such Letter of Credit may be drawn, under which Supporting Letter of Credit the Agent shall be entitled to draw amounts necessary to reimburse the Agent and the Lenders for payments made by the Designated Facing Bank or the Agent and the Lenders under such Letter of Credit or FCC for payments made by FCC under any LC Support or under any reimbursement or guaranty agreement with respect thereto, plus, in each case, all related fees and expenses then accrued or which



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may become payable or (b) cash Collateral in an amount equal to 105% of the greatest amount for which such Letter of Credit may be drawn, which the Agent shall be entitled to apply as necessary to reimburse the Agent and the Lenders for payments made by the Designated Facing Bank or the Agent and the Lenders under such Letter of Credit or FCC for payments made by FCC under any LC Support or under any reimbursement or guaranty agreement with respect thereto, plus, in each case, all related fees and expenses then accrued or which may become payable. Such Supporting Letter of Credit or cash Collateral shall be held by the Agent for the benefit of the Lenders, as security for, and to provide for the payment of, the Secured Obligations arising under any and all Letters of Credit. In addition, the Agent may at any time pursuant to Section 12.2 or after the Termination Date apply any or all of such cash Collateral to the payment of any or all of the Secured Obligations then due and payable. The cash Collateral shall be deposited in the Cash Collateral Account and, so long as no Event of Default has occurred and is continuing, be invested and reinvested by the Agent in instruments of the types described in clauses (a)(i) and (a)(ii) of the definition "Permitted Investments." Upon receipt of such Supporting Letter of Credit or cash Collateral and repayment in full of all other outstanding Secured Obligations, all Collateral (other than such Supporting Letter of Credit or cash Collateral) shall be released from the Security Interest and the covenants contained in Articles VIII, IX, X and XI shall be terminated and be of no further force and effect.

(d) by amending Section 4.3(c) in its entirety to read as follows:

         (c) With respect to each Letter of Credit, the Borrower shall pay to the Agent through its Treasury and International Services Group (i) for the account of the Lenders a Letter of Credit fee (x) at a rate per annum equal to the Applicable Margin for Eurodollar Rate Loans in effect on the date of issuance thereof on the average daily Stated Amount of any standby Letter of Credit, and (y) equal to 3/8% per annum of the Stated Amount of any documentary Letter of Credit, such Letter of Credit fees to be calculated on the average daily Stated Amount from the date of issuance to the earlier of the Expiration Date or of the final drawing with respect to such Letter of Credit, based on a year of 360 days and the actual number of days elapsed, and payable quarterly in arrears and (ii) for the account of the Designated Facing Bank, all out-of-pocket fees and disbursements incurred by the Designated Facing Bank in connection with the issuance or amendment of a Letter of Credit and any administrative fees normally charged by the Designated Facing Bank in connection with the issuance, amendment or administration of a letter of credit.

         (f) by amending Section 11.1 Financial Covenants of the Loan Agreement by amending subsections (a), (c) and (d) thereof in their entirety to read as follows:



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

                   (a) Interest Coverage. Permit the ratio of EBITDA to Interest for any period of four consecutive Fiscal Quarters ending (i) on the last day of the second Fiscal Quarter of Fiscal Year 2000, to be less than .85 to 1, (ii) on the last day of the third Fiscal Quarter of Fiscal Year 2000, to be less than .95 to 1, (iii) on the last day of Fiscal Year 2000, to be less than 1.2 to 1, or (iv) after the last day of Fiscal Year 2000, to be less than 1.5 to 1.0.

                   (c) Fixed Charge Coverage Ratio. Permit the Fixed Charge Coverage Ratio for any period of four consecutive Fiscal Quarters ending (i) on the last day of the second Fiscal Quarter of Fiscal Year 2000, to be less than .40 to 1, (ii) on the last day of the third Fiscal Quarter of Fiscal Year 2000 to be less than .50 to 1, (iii) on the last day of Fiscal Year 2000, to be less than 1.0 to 1, or (iv) after the last day of Fiscal Year 2000, to be less than 1.1 to 1.

                   (d) Minimum Availability. Permit Availability at any time to be less than $5,000,000.

         Section 2. CONDITIONS TO EFFECTIVENESS OF AMENDMENT. This Amendment shall become effective on the date (the "Amendment No. 2 Effective Date") on which the Agent receives (i) counterparts of this Amendment, duly executed and delivered by each party hereto, and (ii) for the ratable benefit of the Lenders, a fee in the amount of $50,000 in consideration of the agreements set forth herein and the Lenders' consent to the Chatham Asset Sale evidenced by the letter agreement dated April 19, 2000 and addressed to the Borrower.

         Section 3. LC SUPPORT. Effective on the Amendment No. 2 Effective Date, FCC has entered into agreements constituting LC Support with respect to the obligations of the Borrower under Letters of Credit outstanding on the Amendment No. 2 Effective Date and issued by Fleet National Bank. The Borrower hereby acknowledges and confirms its obligations under Section 3.4 of the Loan Agreement to pay or reimburse FCC for all payments made under such LC Support plus interest thereon on demand and the Lenders hereby acknowledge and confirm their respective participations in such LC Support.

         Section 4. AGENT'S ADDRESSES. FCC hereby gives notice to all parties hereto that for the purposes of Section 14.1(b) of the Loan Agreement the address of the Agent for notices is its office located at 6100 Fairview Road, Suite 200, Charlotte, North Carolina 28210 to the attention of Roland Robinson, Facsimile No. (704) 553-6738; Telephone No. (704) 553-6701. Pursuant to the provisions of Section 14.1(c) of the Loan Agreement, FCC hereby designates its account at the office of Fleet National Bank located at 1 Constitution Plaza, Hartford, Connecticut 06115 as the location to which payments due under the Loan Agreement shall be made and from which Loans Will be disbursed.


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

         Section 5. EFFECT OF AMENDMENT. From and after the effectiveness of this Amendment, all references in the Loan Agreement and in any other Loan Document to "this Agreement," "the Loan Agreement," "hereunder," "hereof" and words of like import referring to the Loan Agreement, shall mean and be references to the Loan Agreement as amended by this Amendment. Except as expressly amended hereby, the Loan Agreement and all terms, conditions and provisions thereof remain in full force and effect and are hereby ratified and confirmed. The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Lender or the Agent under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents.

         Section 6. EXPENSES. The Borrower shall not be obligated to pay or reimburse any costs or expenses incurred by FCC, Fleet National Bank or the Agent in connection with the negotiation, preparation, execution and delivery of this Amendment, except to the extent solely related to the Chatham Asset Sale.

         Section 7. GOVERNING LAW. This Amendment shall be construed in accordance with, and governed by, the laws of the State of Georgia, without giving effect to the conflict of laws provisions thereof.

         Section 8. COUNTERPARTS. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and shall be binding upon all parties and their respective successors and assigns and all of which taken together shall constitute one and the same agreement. Delivery of an executed signature page of any party hereto by facsimile transmission shall be effective as delivery of a manually executed counterpart thereof.

                         [SIGNATURES ON FOLLOWING PAGE]



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

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers in several counterparts as of the date first above written.

                        CMI INDUSTRIES, INC.

                        By:
                           -----------------------------
                        Name:
                             ---------------------------
                        Title:
                              --------------------------

                        FLEET CAPITAL CORPORATION, as
                        the Agent and a Lender

                        By:
                           -----------------------------
                             Roland J. Robinson
                             Senior Vice President

                        BANK OF AMERICA, N.A. (formerly
                        NATIONSBANK, N.A.), as a Lender

                        By:
                           -----------------------------
                        Name:
                             ---------------------------
                        Title:
                              --------------------------


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